News Release
Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588

Molina Healthcare Reports First Quarter 2021 Financial Results
Increases Full Year 2021 Earnings Guidance
Long Beach, Calif, April 28, 2021 – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today reported first quarter of 2021 GAAP earnings per diluted share of $3.89 and adjusted earnings per diluted share of $4.44, a 33% and 47% increase, respectively, compared to the first quarter of 2020. Financial results are summarized below:

	Quarter ended March 31,
	2021	2020

(In millions, except per-share results)
Premium Revenue	$6,306	$4,304
Total Revenue	$6,522	$4,549

GAAP:
Net Income	$228	$178
EPS – Diluted	$3.89	$2.92
Medical Care Ratio (MCR)	86.8%	86.3%
G&A Ratio	7.3%	7.0%
After-tax Margin	3.5%	3.9%

Adjusted:
Net Income	$260	$184
EPS – Diluted	$4.44	$3.02
G&A Ratio	7.0%	7.0%
After-tax Margin	4.0%	4.0%
See the Reconciliation of Unaudited Non-GAAP Financial Measures at the end of this release.

Quarter Highlights
•GAAP net income for the first quarter of 2021 was $3.89 per diluted share, a 33% increase over the first quarter of 2020.
•Adjusted net income for the first quarter of 2021 was $4.44 per diluted share, a 47% increase over the first quarter of 2020.
•As of March 31, 2021, the Company served approximately 4.6 million members, an increase of 1.2 million members, or 35%, compared to March 31, 2020.
•Premium revenue was $6.3 billion for the first quarter of 2021, an increase of 47% compared to the first quarter of 2020.
•The Company increased its full year 2021 premium revenue guidance to more than $24.0 billion, from its previous guidance of more than $23.0 billion.
•The Company increased its full year 2021 adjusted earnings guidance to no less than $13.00 per diluted share, from its previous range of $12.50 - $13.00 per diluted share.

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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
“We are very pleased with our first quarter performance as we continue to demonstrate our ability to produce excellent financial results while substantially growing top line revenue and managing through the ongoing impacts of the pandemic,” said Joseph Zubretsky, president and CEO of Molina Healthcare. “The Ohio contract award and the acquisition of Cigna’s Texas Medicaid business are recent examples of the continued execution and success of our growth plan and strategy.”

Ohio Procurement
On April 13, 2021, the Company announced that its Ohio health plan subsidiary was selected as an awardee in all three regions across the state pursuant to the Medicaid managed care RFA issued on September 30, 2020, by the Ohio Department of Medicaid. This new contract is expected to begin in early 2022.

Texas Acquisition
On April 22, 2021, the Company announced that it has entered into a definitive agreement to acquire certain assets of Cigna Corporation’s Texas Medicaid and MMP business. As of December 31, 2020, Cigna served approximately 48,000 members in the Texas ABD program, also known as “STAR+PLUS,” in the Hidalgo, Tarrant and Northeast service areas, as well as approximately 2,000 MMP members in the Hidalgo service area, with full year 2020 premium revenue of approximately $1.0 billion.

Total Revenue
Total revenue was $6.5 billion for the first quarter of 2021, an increase of 43% compared to the first quarter of 2020. The higher total revenue reflects increased membership in Medicaid and Marketplace, and includes the impact of acquisitions that closed in the second half of 2020.

Net Income
Net income for the first quarter was $228 million, or $3.89 per diluted share, compared to $178 million, or $2.92 per diluted share in the first quarter of 2020, a 33% increase in earnings per diluted share. Adjusted net income for the first quarter was $260 million, or $4.44 per diluted share, compared to $184 million, or $3.02 per diluted share in the first quarter of 2020, a 47% increase in adjusted earnings per diluted share.
The Company estimates the net effect of COVID had a negligible impact in the first quarter of 2021, as utilization curtailment was offset by COVID-related risk corridors and direct COVID medical costs.

Medical Care Ratio
The consolidated MCR for the first quarter was 86.8%, compared to 86.3% for the first quarter of 2020. While the net effect of COVID was in line with the Company’s expectations and negligible to the quarter in total, the impacts were varied across lines of business.
•Medicaid MCR: Decreased to 87.5%, compared to 88.9% for the first quarter of 2020. The MCR was positively impacted by the net effect of COVID. Lower utilization due to COVID curtailment, severe winter weather in several states, and the absence of a typical flu season, more than offset the impact of the various COVID-related risk corridors enacted in several states as previously disclosed.
•Medicare MCR: Increased to 90.3%, compared to 81.7% for the first quarter of 2020. The MCR was negatively impacted by the net effect of COVID and the temporary industry-wide challenge of risk scores that do not fully reflect the acuity of the membership.
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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
•Marketplace MCR: Increased to 77.3%, compared to 72.3% for the first quarter of 2020. The MCR was negatively impacted by the net effect of COVID compared to the pre-pandemic first quarter of 2020.
The prior year reserve development in the first quarter of 2021 was modestly favorable, but its impact on earnings was absorbed by the COVID-related risk corridors.

General and Administrative Expense Ratio
The G&A ratio for the first quarter was 7.3%, compared to 7.0% for the first quarter of 2020. The adjusted G&A ratio for the first quarter was 7.0%, which was unchanged compared to the first quarter of 2020.

Balance Sheet
Cash and investments at the parent company amounted to $436 million as of March 31, 2021, compared to $644 million as of December 31, 2020. The decline was primarily due to the Company’s share repurchase program and capital contributions to growing subsidiaries. In the quarter, the Company purchased approximately 577,000 shares for $122 million, at an average cost of $211.65 per share.

Cash Flow
Operating cash flow for the first quarter of 2021 amounted to $568 million and was higher compared to the first quarter of 2020, primarily due to growth in operations and the net impact of timing differences in governmental receivables and payables.

2021 Guidance
The Company now expects its full year 2021 premium revenue to be more than $24.0 billion, compared to the previous guidance of more than $23.0 billion, an increase of over 30% from the full year 2020. Total revenue guidance is now expected to be more than $25.0 billion, compared to the previous guidance of more than $24.0 billion.
The Company increased its full year 2021 adjusted earnings per share guidance to be no less than $13.00 per share from the previous range of $12.50 to $13.00 per share.
Revised guidance reflects:
•The impact of the Public Health Emergency period, and the associated pause on Medicaid membership redeterminations, which is now expected to continue through the third quarter of 2021;
•Strong membership pickup in the Marketplace open enrollment coupled with slower membership attrition during the quarter; and,
•The Company continues to be cautious in forecasting utilization trends in the remaining nine months of the year due to COVID pandemic.
The impact of the Affinity and the Cigna Texas membership acquisitions are not included.
See the Reconciliation of Unaudited Non-GAAP Financial Measures at the end of this release.

Conference Call
Management will host a conference call and webcast to discuss Molina Healthcare’s first quarter 2021 results at 8:00 a.m. Eastern Time on Thursday, April 29, 2021. The number to call for the interactive teleconference is (877) 883-0383 and the confirmation number is 1919961. A telephonic replay of the conference call will be available through Thursday, May 6, 2021, by dialing (877) 344-7529 and entering confirmation number 10152907. A live audio broadcast of this conference call will be available on Molina Healthcare’s website, molinahealthcare.com. A
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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.6 million members as of March 31, 2021. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This earnings release and the Company’s accompanying oral remarks contain forward-looking statements regarding its 2021 guidance, as well as its plans, expectations, and the Company’s expectations regarding future developments. Actual results could differ materially due to numerous known and unknown risks and uncertainties. These risks and uncertainties are discussed under the headings “Forward-Looking Statements,” and “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC, and also in its Quarterly Report on Form 10-Q for the period ended March 31, 2021, which the Company expects to file on or about April 29, 2021.
These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or developments projected or contemplated by its forward-looking statements will in fact occur, and the Company cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of April 28, 2021, and, except as otherwise required by law, the Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.
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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2021	2020

	(In millions, except per-share amounts)
Revenue:
Premium revenue	$6,306	$4,304
Premium tax revenue	187	150
Health insurer fees reimbursed	—	66
Investment income	9	25
Other revenue	20	4
Total revenue	6,522	4,549
Operating expenses:
Medical care costs	5,474	3,716
General and administrative expenses	473	317
Premium tax expenses	187	150
Health insurer fees	—	68
Depreciation and amortization	33	20
Other	20	4
Total operating expenses	6,187	4,275
Operating income	335	274
Other expenses, net:
Interest expense	30	21
Total other expenses, net	30	21
Income before income tax expense	305	253
Income tax expense	77	75
Net income	$228	$178

Net income per share – Diluted	$3.89	$2.92

Diluted weighted average shares outstanding	58.6	61.0

Operating Statistics:
Medical care ratio	86.8%	86.3%
G&A ratio	7.3%	7.0%
Premium tax ratio	2.9%	3.4%
Effective income tax rate	25.2%	29.8%
After-tax margin	3.5%	3.9%

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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	Unaudited
	(Dollars in millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$4,431	$4,154
Investments	1,938	1,875
Receivables	1,776	1,672
Prepaid expenses and other current assets	163	175
Total current assets	8,308	7,876
Property, equipment, and capitalized software, net	378	391
Goodwill and intangible assets, net	923	941
Restricted investments	138	136
Deferred income taxes	66	69
Other assets	137	119
Total assets	$9,950	$9,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$2,839	$2,696
Amounts due government agencies	1,718	1,253
Accounts payable, accrued liabilities and other	695	641
Deferred revenue	71	375
Total current liabilities	5,323	4,965
Long-term debt	2,128	2,127
Finance lease liabilities	223	225
Other long-term liabilities	112	119
Total liabilities	7,786	7,436
Stockholders’ equity:
Common stock, $0.001 par value, 150 million shares authorized; outstanding: 58 million shares at March 31, 2021, and 59 million shares at December 31, 2020	—	—
Preferred stock, $0.001 par value; 20 million shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	170	199
Accumulated other comprehensive income	26	37
Retained earnings	1,968	1,860
Total stockholders’ equity	2,164	2,096
Total liabilities and stockholders’ equity	$9,950	$9,532

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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2021	2020

	(in millions)
Operating activities:
Net income	$228	$178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33	20
Deferred income taxes	6	14
Share-based compensation	24	12
Other, net	12	(3)
Changes in operating assets and liabilities:
Receivables	(98)	(197)
Prepaid expenses and other current assets	(15)	(229)
Medical claims and benefits payable	168	127
Amounts due government agencies	432	113
Accounts payable, accrued liabilities and other	16	254
Deferred revenue	(304)	(206)
Income taxes	66	60
Net cash provided by operating activities	568	143
Investing activities:
Purchases of investments	(388)	(578)
Proceeds from sales and maturities of investments	308	493
Purchases of property, equipment, and capitalized software	(16)	(21)
Other, net	9	3
Net cash used in investing activities	(87)	(103)
Financing activities:
Common stock purchases	(128)	(453)
Common stock withheld to settle employee tax obligations	(51)	(7)
Contingent consideration liabilities settled	(20)	—
Proceeds from borrowings under term loan facility	—	380
Other, net	(8)	(45)
Net cash used in financing activities	(207)	(125)
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	274	(85)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	4,223	2,508
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$4,497	$2,423

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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED SEGMENT DATA
(Dollars in millions)

	March 31,	December 31,	March 31,
	2021 (1)	2020	2020
Ending Membership by Segment:
Medicaid	3,859,000	3,599,000	2,970,000
Medicare	126,000	115,000	105,000
Marketplace	620,000	318,000	329,000
Total	4,605,000	4,032,000	3,404,000

(1)Approximately 200,000 members, from the Magellan Complete Care acquisition that closed on December 31, 2020, are included in the totals as of March 31, 2021, but not in prior periods.

	Three Months Ended March 31,
	2021			2020
	Premium Revenue	Medical Care Costs	MCR (1)	Premium Revenue	Medical Care Costs	MCR (1)

Medicaid	$4,840	$4,236	87.5%	$3,286	$2,921	88.9%
Medicare	799	722	90.3	634	517	81.7
Marketplace	667	516	77.3	384	278	72.3
Consolidated	$6,306	$5,474	86.8%	$4,304	$3,716	86.3%

(1)The MCR represents medical costs as a percentage of premium revenue.

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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in millions)

The Company’s claims liabilities include additional reserves to account for moderately adverse conditions based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior year” represent the amounts by which the original estimates of claims and benefits payable at the beginning of the year were more than the actual liabilities based on information (principally the payment of claims) developed since those liabilities were first reported. The following table presents the components of the change in medical claims and benefits payable for the periods indicated:

	Three Months Ended
	March 31,
	2021	2020

	Unaudited
Medical claims and benefits payable, beginning balance	$2,696	$1,854
Components of medical care costs related to:
Current year	5,668	3,817
Prior year	(194)	(101)
Total medical care costs	5,474	3,716
Payments for medical care costs related to:
Current year	3,513	2,274
Prior year	1,781	1,305
Total paid	5,294	3,579
Change in acquired balances	(25)	—
Change in non-risk and other provider payables	(12)	(10)
Medical claims and benefits payable, ending balance	$2,839	$1,981

Days in claims payable, fee for service (1)	48	49

__________________
(1)Claims payable includes primarily claims incurred but not paid, or IBNP. It also includes certain fee-for-service payables reported in medical claims and benefits payable amounting to $100 million and $64 million, as of March 31, 2021, and 2020, respectively.

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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES
(In millions, except per diluted share amounts)

The Company believes that certain non-GAAP (generally accepted accounting principles) financial measures are useful supplemental measures to investors in comparing the Company’s performance to the performance of other public companies in the health care industry. The non-GAAP financial measures are also used internally to enable management to assess the Company’s performance consistently over time. These non-GAAP financial measures, presented below, should be considered as supplements to, and not as substitutes for or superior to, GAAP measures.
Adjustments represent additions and deductions to GAAP net income as indicated in the table below, which include the non-cash impact of amortization of acquired intangible assets, acquisition-related expenses, and the impact of certain expenses and other items that management believes are not indicative of longer-term business trends and operations.
Adjusted G&A Ratio represents the GAAP G&A ratio, recognizing adjustments.
Adjusted net income represents GAAP net income recognizing the adjustments, net of tax. The Company believes that adjusted net income is helpful to investors in assessing the Company’s financial performance.
Adjusted net income per diluted share represents adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.
Adjusted after-tax margin represents adjusted net income, divided by total revenue.

	Three Months Ended March 31,
	2021		2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$228	$3.89	$178	$2.92
Adjustments:
Acquisition-related expenses (1)	21	0.36	—	—
Amortization of intangible assets	12	0.21	4	0.06
Other (2)	9	0.15	4	0.07
Subtotal, adjustments	42	0.72	8	0.13
Income tax effect	(10)	(0.17)	(2)	(0.03)
Adjustments, net of tax	32	0.55	6	0.10
Adjusted net income	$260	$4.44	$184	$3.02

__________________
(1)Beginning in the third quarter of 2020, reflects non-recurring costs associated with acquisitions, including various transaction and integration costs.
(2)The first quarter of 2021 includes change in premium deficiency reserves, loss on sale of property, and restructuring costs. The first quarter of 2020 includes restructuring costs.

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Molina Healthcare, Inc. Announces First Quarter 2021 Results

April 28, 2021
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES (CONTINUED)
2021 GUIDANCE

Net income per diluted share (1)	$11.45
Adjustments:
Acquisition-related expenses	1.10
Amortization of intangible assets	0.79
Other	0.15
Subtotal, adjustments	2.04
Income tax effect (2)	(0.49)
Adjustments, net of tax	1.55
Adjusted net income per diluted share	$13.00

__________________
(1)Computations assume approximately 58.5 million diluted weighted average shares outstanding.
(2)Income tax effect calculated at the statutory tax rate of 23.9%.

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